SUPERVILLAIN STUDIOS, LLC
c/o Green Screen Interactive Software, LLC
575 Broadway, 6th Floor
New York, NY 10012

June 14, 2007

SuperVillain Studios, Inc.
3951 South Plaza Drive, Suite 220
Santa Ana, California 92704

Re:
Lease dated as of December 6, 2004, as amended by Amendment of Lease dated January 19, 2007, (the "Lease"), between Valley Plaza Professional Building, Inc., d/b/a South Coast Village Professional Center, as "Landlord", and SuperVillain Studios, Inc., as "Tenant", respecting the leased premises located at 3951 South Plaza Drive, Suite 220, Santa Ana, CA 92704 (the "Premises").

Gentlemen:

This is a sublease between you, as "sublandlord", and us, as "subtenant", of the entire Premises. References herein to "we", "us" and "our" mean and refer to the subtenant and references to "you" and "your" mean and refer to the sublandlord.

1. The term of this sublease ("Term") shall commence on the date hereof (the "Commencement Date") and shall end on January 31, 2008.

2. This sublease shall cover the entire Premises and all of your rights under the Lease (including, without limitation, parking rights). You shall deliver exclusive possession of the Premises to us on the Commencement Date and we shall be entitled to such exclusive possession during the Term.

3. You acknowledge that all furniture, equipment and/or other items of personal property which are located in the Premises are being purchased by us from you pursuant to the Asset Purchase Agreement of even date and shall remain in the Premises for use by us during the Term or may be removed by us at any time during or after the Term.

4. During the Term, we shall pay you rent at the rate of $8,467.50 per month (prorata for any period of less than a full month), which is the base rent payable by you under the Lease. Rent shall be payable in advance on the date hereof and on the first day of each month thereafter during the Term. In addition to said base rent, we shall pay any additional rent which you are obligated to pay under Paragraph 4 of the Lease with respect to the Term on account of increases in Operating Expenses.

5. During the Term, until such time as the same are put in our name and billed to us, you shall arrange to provide us with all utilities and services necessary for the use of the Premises in the manner in which the same has previously been used by you, including, without limitation, telephone and data service. We shall reimburse you, on a monthly basis (within 15 days after your presentation of bills for same), for your actual out-of-pocket costs for the use of these utilities and services by us.

6. Within a reasonable period of time after the date hereof, we agree to obtain and maintain the insurance required to be maintained by you pursuant to Paragraph 8 of the Lease.

7. You will be responsible for timely paying any rent and/or other sums due to the Landlord under the Lease and for causing said Landlord to fulfill its maintenance and other obligations under the Lease. We are not assuming any of your obligations under the Lease; provided, however, that we agree not to use the Premises in violation of the Lease.

By signing below, you and we acknowledge and agree that this shall be a binding sublease between you and us dated as of the date set forth above.

Very truly yours, SUPERVILLAIN STUDIOS, LLC By: /s/ Susan Cummings Susan Cummings, Manager

AGREED TO:
SUPERVILLAIN STUDIOS, INC.

By:  /s/ Timothy Campbell
Timothy Campbell, President